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Script of Sabre Internal Audio - Visual Webcast for Employees
with Bill Hannigan (CEO)
August 28



-  Good afternoon.

- This morning we made two important announcements - a major acquisition in the Travel Marketing & Distribution area, and a company-wide cost cutting initiative. Both announcements strongly support Sabre's goals for long-term growth and profitability.


- By the way, these are what Security and Exchange Commission folks refer to as Material events - so we had to make these public to the financial community before we could talk about it here.


- I'd like to talk a little about both announcements and what they mean to all of us here at Sabre:


-  First, let's talk about Get There


- We have signed an agreement to acquire Get-There and merge them with our BTS unit. [pause]


- This is a strategic move - some will say a bold strategic move - that sends a very clear signal that we are serious about being the premier electronic travel marketing and distribution company.


- I've made comments in the past about our strategy to double down on our strengths in this business - and this action certainly is in keeping with that strategy.

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-  The corporate online space was a very crowded field just a year ago. Today, two leaders have emerged our BTS team, and the Get-There team.


- There will no longer be any argument about who leads in the online space -- because this acquisition will CLEARLY establish Sabre as the industry leader in both the online B2B corporate travel channel, and the B2C e-Commerce channel for airlines, suppliers, and agencies.


- By combining the strengths of both companies -- I believe we will provide the most powerful and flexible online platform for managing corporate travel in our industry -- and deliver the best-in-class web development services for travel suppliers.


-  We also will benefit from an unparalleled list of blue-chip customers:
   Corporate customers like Cisco, Citicorp, Dell, GE, Lucent, Nike and Nortel. And airline customers like United, America West, US Airways and SwissAir. No other company in the travel industry can boast such a long list of premier customers.


- We're a company that likes to win and be a leader. With this move, Sabre will now be the undisputed leader in all channels of travel distribution:
-  travel agency,
-  B2C with Travelocity,
-  B2B with BTS and Get-There,
-  and Supplier Direct.


-  That's quite a position.


- Acquisitions and mergers aren't easy. But we have shown that we can do it, and do it well. The Travelocity/Preview Travel merger gave us the confidence that we can unlock the promise

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   of a merger - and deliver the benefits that customers in the marketplace are waiting for.


-  And I believe that we will be as successful this time around.


-  The work will be worth it. The growth potential in this market is tremendous.


- As I expect all of you know -- Travel ranks as the number 1 product consumers want to buy on the Internet - beating out number 2 software by a factor of more than two-to-one.


- Total on-line travel sales are expected to reach $29 billion by 2003 - almost ten-fold the 1998 level. And that's with online still being in its infancy. Today online travel just represents a few percent of total travel sales, but by 2003 it should be AT LEAST 10 percent.


-  We have a lot of room there to grow our business.


[discussion concerning downsizing redacted]


-  And we have some great market opportunities ahead of us.
   [PAUSE]


- As you have seen from today's and other recent acquisitions, we are putting in place strategies -- and taking the actions -- to extend our business in distribution, and to extend into travel marketing delivering the tools to our customers to enable one-to-one marketing and stimulate demand.


- We have an aggressive goal to be the world's leading electronic travel distributor, and, a world-class travel marketer - touching and enhancing the experience of every traveler.

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-  We also see high growth opportunity in the areas of SOFTWARE, RESERVATIONS
   HOSTING and WEB HOSTING. This draws on our competencies in airline software solutions and our understanding of airline IT. And it allows us to leverage our strengths in high-value, high-margin areas.


- In support of this shifting market focus, we are changing the way we will bid for large outsourcing contracts. We will no longer go it alone or be the PRIMARY contractor for FACILITY MANAGEMENT OPPORTUNITIES. These pursuits require considerable time and resources, and by their nature, do not create the shareholder value of our other businesses.


- Instead, we will partner with complementary IT firms to bid for those types of contracts - with Sabre focusing on the areas that rely on our consulting, software, multihost and web hosting capabilities.


- A good example of this is with the Air Canada RFP. We are partnering with CGI to go after that deal. We believe that this type of partnering will focus on our core competencies, and allow us to produce a more predictable revenue and earnings stream.


-  Our software business is more important to us than ever before.


- We have a long history of airline solutions innovation. We're the market leader for airline software. But we won't stay a leader if we don't take actions.


- We need to ASP our software suite. WE WILL DO THIS -- AND WE WILL DO IT FAST. We will make the financial commitment.


- Let's talk about "Reservations Hosting" - what we often call Multi-Host. This area is a key growth area for us as well.

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-  We need to make investments here also. We have the opportunities to draw on our skills and grow this business - and we need to make this happen.


- And then there's WEB HOSTING: It's not new to us - we have been quietly growing our customer base in this area for more than three years. We're expanding outside of travel and transportation - and we're going to be less quiet about it.


- I haven't even mentioned a number of other key initiatives that require investments: such as Sabre Virtually There and Sabre Marketplace, as examples.


- All of this work is being done to make this company even stronger. To put us on a more aggressive growth curve.


- On the acquisition, it will be 2-3 months before this transaction closes, so until that time, we need to continue to aggressively go after new business, and keep a healthy competitive spirit going between Sabre BTS and Get-There.


- I know you all have a lot of questions about today's news. Not all the answers are available today. But I can tell you that we will be getting more details to you as quickly as possible.


- I also know we have some challenges ahead of us - but I'm counting on your to stay as focused as possible on our customer.


Thank you for your time.






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